As filed with the Securities and Exchange Commission on July 23, 2009

Registration No. 333-144077

Registration No. 333-145401

Registration No. 333-149483

Registration No. 333-157932

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-144077

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-145401

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-149483

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-157932

Under

The Securities Act of 1933

Data Domain, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3412175
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2421 Mission College Blvd., Santa Clara, CA	95054
(Address of Principal Executive Offices)	(Zip Code)

2007 Equity Incentive Plan

2007 Employee Stock Purchase Plan

2002 Stock Plan

(Full title of the plans)

Paul T. Dacier

President

Data Domain, Inc.

c/o EMC Corporation

176 South Street

Hopkinton, Massachusetts 01748

(508) 435-1000

(Name and address of agent for service)

(408) 980-4800

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE:

REMOVAL OF SECURITIES FROM REGISTRATION

These post-effective amendments relate to the following Registration Statements on Form S-8 (the “Registration Statements”) of Data Domain, Inc. (the “Company”):

File No. 333-144077, pertaining to the registration of 1,200,000 shares of common stock, par value $0.0001 per share of the Company (“Common Stock”), which was filed with the Securities and Exchange Commission (the “SEC”) and became effective on June 27, 2007;

File No. 333-145401, pertaining to the registration of 19,237,533 shares of Common Stock, which was filed with the SEC and became effective on August 13, 2007;

File No. 333-149483, pertaining to the registration of 3,402,826 shares of Common Stock, which was filed with the SEC and became effective on February 29, 2008; and

File No. 333-157932, pertaining to the registration of 3,610,137 shares of Common Stock, which was filed with the SEC and became effective on March 13, 2009.

On July 8, 2009, the Company, EMC Corporation, a Massachusetts corporation (“EMC”) and Envoy Merger Corporation, a Delaware corporation and a wholly owned subsidiary of EMC (“Purchaser”), entered into an Agreement and Plan of Merger pursuant to which Purchaser merged with and into the Company, with the Company surviving as a wholly owned subsidiary of EMC (the “Merger”). The Merger became effective on July 23, 2009 as a result of the filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

The offerings contemplated by the Registration Statements have been terminated. Pursuant to the undertakings contained in Part II of the Registration Statements, the Registrant is removing from registration, by means of post-effective amendments, any securities registered under the Registration Statements which remained unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the Registrant has duly caused these post-effective amendments to be signed on its behalf by the undersigned, thereunto duly authorized, on this 23rd day of July, 2009.

Data Domain, Inc.

By:	/s/ Paul T. Dacier

Name:	Paul T. Dacier

Title:	President